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                                                                  Exhibit (a)(4)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                             PENOBSCOT SHOE COMPANY

                            AT $11.75 NET PER SHARE

                                       BY

                             PSC ACQUISITION CORP.

                      AN INDIRECT WHOLLY OWNED SUBSIDIARY

                                       OF

                              RIEDMAN CORPORATION

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON NOVEMBER 9, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                October 12, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been appointed by PSC Acquisition Corp., a corporation organized and existing under the laws of the State of Maine ("Purchaser") and an indirect wholly-owned subsidiary of Riedman Corporation, a corporation organized and existing under the laws of the State of New York ("Parent"), to act as Information Agent in connection with Purchaser's offer to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Penobscot Shoe Company, a corporation organized and existing under the laws of the State of Maine (the "Company"), at a price of $11.75 per Share, net to the seller in cash (subject to applicable withholding of taxes), without interest, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated October 12, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. The Offer is made in accordance with the Agreement and Plan of Merger, dated October 6, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) at least 80% of the total issued and outstanding Shares of the Company (the "Minimum Condition"). Pursuant to the terms of the Tender Agreements, dated October 6, 1999, among Parent, Purchaser and Irving Kagan, his sister, Mildred K. Striar, and certain other family members (collectively, the "Principal Stockholders"), each Principal Stockholder has, among other things, agreed to tender pursuant to the Offer all Shares owned by it. As of September 30, 1999 the 740,321.5 Shares owned by the Principal Stockholders and subject to the Tender Agreements constituted approximately 53.33% of the total issued and outstanding Shares of the Company. Thus, the Principal Stockholders' tender of their Shares pursuant to the Tender Agreements will not be sufficient to satisfy the Minimum Condition. However, the Minimum Condition should be satisfied if at least approximately 370,311 Shares are validly tendered and not withdrawn prior to the expiration of the Offer (in addition to the 740,321.5 Shares that will be tendered pursuant to the Tender Agreements). The Offer is also conditioned upon certain other terms and conditions contained in the Offer to Purchase. See the Introduction and Section 1 -- "Terms of the Offer; Expiration Date" and Section 13 -- "Certain Conditions of the Offer" of the Offer to Purchase.
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     The Board of Directors of the Company has unanimously approved the Merger
Agreement, the Offer and the Merger (as defined in the Offer to Purchase) and has determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and recommends that stockholders accept the Offer and tender their Shares pursuant to the Offer.

     Enclosed for your information and forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

          1. Offer to Purchase, dated October 12, 1999;

          2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares. (facsimile copies of the Letter of Transmittal may be used to tender Shares);

          3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing Shares ("Share Certificates") and all other required documents are not immediately available or cannot be delivered to EquiServe, L.P. (the "Depository") by the Expiration Date or if, in the case of book-entry delivery of Shares, the procedures for book-entry transfer set forth in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase cannot be completed by the Expiration Date;

          4. A letter to stockholders of the Company from Irving Kagan, the Company's Chairman of the Board, together with a Solicitation/Recommendation Statement on Schedule 14D-9 dated October 12, 1999 filed with the Securities and Exchange Commission by the Company;

          5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Offer;

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to the Depository.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON NOVEMBER 9, 1999, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depository of (i) Share Certificates (or a confirmation of a book-entry transfer of such Shares into the Depository's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or book-entry confirmations into the Depository's account at the Book-Entry Transfer Facility are actually received by the Depository. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or delay in making such payment.

     If holders of Shares wish to tender Shares, but cannot deliver their Share Certificates or other required documents, or cannot comply with the procedures for book-entry transfer, on or prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures described in Section
3 -- "Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

     Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depository and Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your

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clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained by contacting the Information Agent at its respective address and telephone number set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          Georgeson Shareholder Communications
                                          Inc.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITORY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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